Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Veronica Rosa
VP Corp. Comm. & Investor Relations
USA Technologies
484-359-2138
vrosa@usatech.com

USA Technologies Announces First Quarter, Fiscal 2014 Results

Service Revenues Up 23%; Total Revenues Up 21%
Total Connections to ePort Connect Service Up 25% (year over year) to 217,000

MALVERN, PA, November 12, 2013 -- USA Technologies, Inc. (NASDAQ: USAT) (“USAT”), a leader of wireless, cashless payment and M2M telemetry solutions for small-ticket, self-serve retailing industries, today reported results for the first fiscal quarter ended September 30, 2013.

First quarter financial highlights, compared to the corresponding quarter in the prior year, included:

•	23% increase in license and transaction fee revenues to $8.5 million;

•	21% increase in total revenues to $10.1 million;

•	Adjusted EBITDA of $1.5 million up from $0.7 million;

•	GAAP net income of $293,654 from $39,140; and

•	Non-GAAP net income of $74,557, up from a non-GAAP net loss of ($95,993).

License and transaction fee revenues, which represented 84% of total revenues in the quarter, were largely driven by connections to USAT’s comprehensive and turnkey cashless payment and M2M telemetry service, ePort Connect®.   Total connections to ePort Connect reached 217,000 as of September 30, 2013, a 25% increase over total connections as of September 30, 2012.

“Our first quarter results reflect solid progress toward our fiscal 2014 objectives that include 25%-30% growth in service revenues and the doubling of non-GAAP net income for the fiscal year,” said Stephen P. Herbert, USAT’s chairman and chief executive officer.  “We added 14,000 new connections to our ePort Connect service in the quarter, which more than offset the 11,000 deactivations during the quarter that we had announced on last quarter’s conference call.

“Our customer base grew by 50% from the first quarter a year ago, to 5,600 customers as of September 30, 2013, which we believe further demonstrates a growing awareness for cashless among both large and small businesses,” continued Herbert.  “In addition, our efforts to strengthen our presence in other adjacent self-serve retail markets beyond vending, such as commercial laundry, amusement and transportation, also progressed well in the first quarter.  And, we had a solid quarter of contribution from our web service, QuickConnect™, with a mobile-based payment application that contributed to approximately 2,800 new connections in the first quarter.  Our QuickConnect product is attracting more developers and manufacturers looking for a streamlined cashless payment solution like ePort Connect.’’

New products and services introduced in the quarter included:

•	Expansion of the ePort Connect suite of services with launch of the MORE. loyalty program and toolkit. Through MORE., USAT customers can build loyalty, repeat business and a greater understanding of their consumers' purchasing preferences by offering rewards and discount offers for products purchased at their cashless-enabled locations.

•	Completion of the Isis® SmartTap™ integration for USAT’s ePort G8 that enables consumers nationwide to pay, present loyalty cards and redeem offers with a single tap—a technical pre-requisite to USAT’s “Fifth Vend Free” promotion with Isis.

•	Introduction of an integrated, mobile payment solution, ePort GO™, designed for the $11 billion taxi and transportation industry, which is already adding new customers and new connections to USAT’s ePort Connect service base.

“In line with our expectation, the deactivations and certain pricing incentives put some pressure on gross margins in the first quarter.  At the same time, however, our growing scale also opened the door for additional cost savings from one of our major suppliers, with benefits beginning in the second quarter.  All these opportunities and accomplishments, we believe, put us on course for achieving our growth targets for fiscal 2014,” added Herbert.

First Quarter Results

Revenues for the first quarter of fiscal 2014 were $10.1 million, an increase of 21% from the same period a year ago.  Revenue growth was attributable to a 23% increase in license and transaction fees to $8.5 million.  Revenue from license and transaction fees, which represented 84% of revenues for the first quarter, is driven by connections to USAT’s ePort Connect service through monthly service fees, JumpStart fees and transaction processing fees.  As of September 30, 2013, USAT had 217,000 connections to its ePort Connect service.

Equipment sales of $1.6 million increased by 9% due to growth in both direct sales of ePort cashless payment devices and sales of Miser-branded energy products.

Gross profit was $3.6 million in the first quarter, a 14% improvement from $3.1 million for the same period in the prior year.  Gross profit margin was 35.4%, down from 37.5% for the same period in the prior year, due to lower gross profit margins from license and transaction fee revenues in the quarter.

Operating margin (both GAAP and non-GAAP) expanded to approximately 1.3% from (4.9%) and (1%) on a GAAP and non-GAAP basis, respectively, for the same period in the prior year, as additional investments in sales and marketing for fiscal 2014 were offset by stronger revenues and resulting gross profit dollar contribution.

GAAP and non-GAAP net income were both positive for the first quarter fiscal 2014.  GAAP net income was $293,654 for the first quarter of fiscal 2014, compared to $39,140 for the same period in the prior year.   Non-GAAP net income for the first quarter of fiscal 2014 was $74,557 compared to a non-GAAP net loss of ($95,993) for the first quarter of fiscal 2013.  Non-GAAP net income removes the impact of the fair value of warrant adjustment of $0.2 million and $0.5 million for first quarter fiscal 2014 and 2013, respectively, in addition to other non-operational adjustments noted for the quarter (see Non-GAAP Reconciliation tables).

After accrual for preferred dividends, GAAP net loss applicable to common shares was ($38,572) or ($.00) per common share for the first quarter of fiscal 2014, compared to ($293,086), or ($.01) per common share for the first quarter of the prior fiscal year.  On a non-GAAP basis, net loss applicable to common shares was ($0.3) million, or ($.01) per common share, compared to ($0.4) million, or ($.01) per common share for the prior year first quarter.

Net cash generated from operations of $0.9 million for the first quarter of fiscal 2014 increased by 34% from the prior year while net cash used in investing activities stayed relatively flat compared to the prior year.  Cash and cash equivalents stood at approximately $5.8 million as of September 30, 2013, compared to $6.2 million as of September 30, 2012.

Outlook

“As consumer behavior, mobile payment options, loyalty programs and other factors add momentum to the rate of cashless adoption in our targeted markets, we believe USAT is well positioned to benefit,” said Herbert.  “We are also encouraged by new developments that, in our view, reflect a stronger mindset toward cashless adoption, such as our recently announced five-year agreement with USConnect—our largest commitment ever for our ePort and ePort Connect service.

“For fiscal 2014, our priorities include delivering 25%-30% license and transaction fee revenue growth and 20-25% total revenue growth.  Achievement of our revenue expectations coupled with cost efficiencies and operating leverage, should translate to a 40%-50% increase in Adjusted EBITDA for fiscal 2014 and a 100% improvement in non-GAAP net income compared to fiscal 2013,” concluded Herbert.

Webcast and Conference Call

USA Technologies will conduct a conference call and webcast at 10:00 a.m. Eastern Time on November 12, 2013.  USA Technologies invites all interested parties to listen to the live webcast of the conference call, accessible on the Investor Relations section of USA Technologies’ website.  The webcast will be archived on the website within two hours of the live call.  It will remain available for approximately 90 days.  Interested parties unable to access the webcast may also participate by calling (866) 393-1608 or, if an international caller, (224) 357-2194.  A replay of the call, available until midnight on November 15, 2013, can be accessed by calling (855) 859-2056; Conference ID#91881698, (toll free).

About USA Technologies:

USA Technologies is a leader of wireless, cashless payment and M2M telemetry solutions for small-ticket, self-serve retailing industries. ePort Connect® is the company’s flagship service platform, a PCI-compliant, end-to-end suite of cashless payment and telemetry services specially tailored to fit the needs of small ticket, self-service retailing industries. USA Technologies also provides a broad line of cashless acceptance technologies including its NFC-ready ePort® G8, ePort Mobile™ for customers on the go, and QuickConnect™, an API Web service for developers. USA Technologies has been granted 86 patents and has agreements with Verizon, Visa, Elavon, Isis and customers such as Compass, Crane, AMI Entertainment and others. Visit the website at www.usatech.com.

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the business strategy and the plans and objectives of USAT's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to USAT or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of USAT's management, as well as assumptions made by and information currently available to USAT's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the incurrence by us of any unanticipated or unusual non-operational expenses which would require us to divert our cash resources from achieving our business plan; the ability of USAT to retain key customers from whom a significant portion of its revenues is derived; the ability of USAT to compete with its competitors to obtain market share; whether USAT's customers continue to utilize USAT's transaction processing and related services, as our customer agreements are generally cancelable by the customer on thirty to sixty days' notice; the ability of USAT to obtain widespread commercial acceptance of it products; the ability of USAT to raise funds in the future through the sales of securities in order to sustain its operations if an unexpected or unusual non-operational event would occur; the ability of USAT to use available data to predict future market conditions, consumer behavior and any level of cashless usage;  the ability of USAT to efficiently and securely integrate cashless payment with new machine technologies; and whether USAT's existing or anticipated customers purchase, rent or utilize ePort devices or our other products or services in the future at levels currently anticipated by USAT. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, USAT does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

USA Technologies, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three months ended
	September 30,
	2013	2012

Revenues:
License and transaction fees	$8,507,044	$6,906,356
Equipment sales	1,616,014	1,483,921
Total revenues	10,123,058	8,390,277

Cost of services	5,409,463	4,192,360
Cost of equipment	1,130,824	1,053,636
Gross profit	3,582,771	3,144,281

Operating expenses:
Selling, general and administrative	3,295,344	3,215,125
Depreciation and amortization	158,509	343,388
Total operating expenses	3,453,853	3,558,513
Operating income (loss)	128,918	(414,232)

Other income (expense):
Interest income	13,526	20,166
Interest expense	(60,976)	(23,006)
Change in fair value of warrant liabilities	219,097	463,133
Total other income, net	171,647	460,293

Income before provision for income taxes	300,565	46,061
Provision for income taxes	(6,911)	(6,921)
Net income	293,654	39,140
Cumulative preferred dividends	(332,226)	(332,226)
Net loss applicable to common shares	$(38,572)	$(293,086)
Net loss per common share (basic and diluted)	$(0.00)	$(0.01)

Weighted average number of common shares outstanding (basic and dilulted)	33,324,295	32,518,230

USA Technologies, Inc.
Consolidated Balance Sheets

	September 30,	June 30,
	2013	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,811,900	$5,981,000
Accounts receivable, less allowance for uncollectible accounts of $32,000 and $18,000, respectively	1,923,038	2,620,684
Finance receivables	131,237	116,444
Inventory	1,766,259	1,823,615
Prepaid expenses and other current assets	337,481	184,336
Total current assets	9,969,915	10,726,079

Finance receivables, less current portion	432,552	408,674
Property and equipment, net	18,098,035	17,240,065
Intangibles, net	432,100	454,053
Goodwill	7,663,208	7,663,208
Other assets	82,687	84,117
Total assets	$36,678,497	$36,576,196

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$6,053,461	$7,301,247
Accrued expenses	1,496,148	1,468,184
Line of credit	4,000,000	3,000,000.00
Current obligations under long-term debt	332,052	247,152
Total current liabilities	11,881,661	12,016,583

Long-term liabilities:
Long-term debt, less current portion	84,763	122,754
Accrued expenses, less current portion	356,585	366,785
Deferred tax liabilities	47,156	40,245
Warrant liabilities, non-current	431,541	650,638
Total long-term liabilities	920,045	1,180,422
Total liabilities	12,801,706	13,197,005

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value:
Authorized shares- 1,800,000 Series A convertible preferred- Authorized shares- 900,000 Issued and outstanding shares- 442,968 (liquidation preference of $16,358,230 and $16,026,004, respectively)	3,138,056	3,138,056
Common stock, no par value: Authorized shares- 640,000,000 Issued and outstanding shares- 33,457,677 and 33,284,232, respectively	221,587,319	221,383,373
Accumulated deficit	(200,848,584)	(201,142,238)

Total shareholders’ equity	23,876,791	23,379,191

Total liabilities and shareholders’ equity	$36,678,497	$36,576,196

USA Technologies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended
	September 30,
	2013	2012
OPERATING ACTIVITIES:
Net income	$293,654	$39,140
Adjustments to reconcile net income to net cash provided by operating activities:
Charges incurred in connection with the vesting and issuance of common stock for employee and director compensation	84,392	125,333
Loss on disposal of property and equipment	14,935	-
Non-cash interest and amortization of debt discount	2,095	-
Bad debt expense (recoveries), net	26,431	(6,129)
Depreciation	1,218,071	834,006
Amortization	21,953	185,600
Change in fair value of warrant liabilities	(219,097)	(463,133)
Provision for deferred tax liability	6,911	6,921
Changes in operating assets and liabilities:
Accounts receivable	705,115	81,320
Finance receivables	(38,671)	30,831
Inventory	78,017	1,331,390
Prepaid expenses and other current assets	(51,960)	79,629
Accounts payable	(1,247,786)	(115,452)
Accrued expenses	17,764	(1,451,446)

Net cash provided by operating activities	911,824	678,010

INVESTING ACTIVITIES:
Purchase of property and equipment	(14,626)	(1,525)
Purchase of property for rental program	(2,074,975)	(2,075,390)

Net cash used in investing activities	(2,089,601)	(2,076,915)

FINANCING ACTIVITIES:
Net proceeds from the exercise of common stock warrants and the retirement of common stock	85,654	-
Proceeds from line of credit	1,000,000	1,337,779
Repayment of long-term debt	(76,977)	(161,816)

Net cash provided by financing activities	1,008,677	1,175,963

Net decrease in cash and cash equivalents	(169,100)	(222,942)
Cash and cash equivalents at beginning of year	5,981,000	6,426,645
Cash and cash equivalents at end of period	$5,811,900	$6,203,703

Supplemental disclosures of cash flow information:
Cash paid for interest	$69,735	$26,150
Depreciation expense allocated to cost of sales	$1,081,515	$676,218
Reclass of rental program property to inventory	$20,661	$5,559
Prepaid items financed with debt	$101,850	$128,062
Equipment and software acquired under capital lease	$22,036	$-
Disposal of property and equipment	$174,204	$-

Discussion of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted EBITDA, non-GAAP net income (loss), non-GAAP operating margin and non-GAAP diluted earnings (loss) per common share. The presentation of these additional financial measures are not intended to be considered in isolation from, or superior to, or as a substitute for the financial measures prepared and presented in accordance with GAAP (Generally Accepted Accounting Principles), including the net income or net loss of USAT or net cash used in operating activities. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with USAT’s net income or net loss as determined in accordance with GAAP.  These non-GAAP financial measures are not required by or defined under GAAP and may be materially different from the non-GAAP financial measures used by other companies. USAT has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

As used herein, non-GAAP net income (loss) represents GAAP net income (loss) excluding any adjustment for fair value of warrant liabilities and proxy contest. As used herein, non-GAAP diluted earnings (loss) per common share is calculated by dividing non-GAAP net income (loss) applicable to common shares by the diluted weighted average number of shares outstanding.

Management believes that non-GAAP net income (loss) and non-GAAP diluted earnings (loss) per common share are important measures of USAT’s business. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. We believe that these non-GAAP financial measures serve as useful metrics for our management and investors because they enable a better understanding of the long-term performance of our core business and facilitate comparisons of our operating results over multiple periods, and when taken together with the corresponding GAAP financial measures and our reconciliations, enhance investors’ overall understanding of our current and future financial performance.

As used herein, Adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, and change in fair value of warrant liabilities and stock-based compensation expense . We have excluded the non-operating item, change in fair value of warrant liabilities, because it represents a non-cash charge that is not related to USAT’s operations.  We have excluded the non-cash expenses and stock-based compensation as they do not reflect the cash-based operations of USAT.  Adjusted EBITDA is presented because we believe it is useful to investors as a measure of comparative operating performance and liquidity, and because it is less susceptible to variances in actual performance resulting from depreciation and amortization and non-cash charges for changes in fair value of warrant liabilities and stock-based compensation expense.

As used herein, operating margin represents operating income or loss divided by revenues and non-GAAP operating margin represents operating income or loss excluding any adjustments for proxy contest divided by revenues.

Non GAAP Reconciliation
Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss) and Net Earnings (Loss) Per Common Share - Diluted to Non-GAAP Net Earnings (Loss) Per Common Share - Diluted

	Three Months Ended
	9/30/2013	6/30/2013
Net income	$293,654	$39,140
Non-GAAP adjustments:
Operating expenses
Selling, general and administrative:
Proxy related costs	-	328,000
Fair value of warrant adjustment	(219,097)	(463,133)
Non-GAAP net income (loss)	$74,557	$(95,993)

Net income	$293,654	$39,140
Non-GAAP net income (loss)	$74,557	$(95,993)

Cumulative preferred dividends	(332,226)	(332,226)
Net loss applicable to common shares	$(38,572)	$(293,086)
Non-GAAP net loss applicable to common shares	$(257,669)	$(428,219)
Weighted average number of common shares outstanding (basic and diluted)	33,324,295	32,518,230

Net loss per common share (basic and diluted)	$(0.00)	$(0.01)
Non-GAAP net loss per common share (basic and diluted)	$(0.01)	$(0.01)

Non GAAP Reconciliation
Operating Margin

	Three Months Ended
	9/30/2013	9/30/2012
Operating income (loss)	$128,918	$(414,232)

Non-GAAP adjustments:
Operating expenses
Selling, general and administrative
Proxy related costs	-	328,000
Operating income (loss), Non-GAAP	$128,918	$(86,232)

Revenues	$10,123,058	$8,390,277

Operating Margin	1.3%	-4.9%
Operating Margin, Non-GAAP	1.3%	-1.0%

Reconciliation of GAAP Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

	Three months ended
	9/30/2013	9/30/2012
Net income	$293,654	$39,140
Less interest income	(13,526)	(20,166)
Plus interest expenses	60,976	23,006
Plus income tax expense	6,911	6,921
Plus depreciation expense	1,218,071	834,006
Plus amortization expense	21,953	185,600
Less change in fair value of warrant liabilities	(219,097)	(463,133)
Plus stock-based compensation	84,392	125,333
Adjusted EBITDA	$1,453,334	$730,707

F-USAT
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